Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES 35.3% INCREASE IN YEAR OVER YEAR FIRST QUARTER NET SALES

Conference Call Scheduled For Thursday, April 12, 2012 at 10:00 AM CT

ARMSTRONG, IOWA, April 11, 2012 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services is pleased to announce its financial results for the three months ended February 29, 2012.

In conjunction with the release, the Company has scheduled a conference call for Thursday, April 12, 2012 at 10:00 AM CT.  Carrie Majeski, President and Chief Executive Officer, and J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call to discuss the first quarter financial results, and will also provide an outlook for the balance of 2012.

What: Art’s Way Manufacturing First Quarter Financial Results.

When: Thursday, April 12, 2012 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three Months Ended February 29, 2012:

•	Net sales for the three months ended February 29, 2012 increased 35.3% over the same quarter in 2011.
•	Operating income for the three months ended February 29, 2012 increased to $362,000 from an operating loss of $659,000 during the same quarter in 2011.
•	Net income for the three months ended February 29, 2012 increased to $193,000 from a net loss of $485,000 during the same quarter in 2011.
•	Earnings per basic and diluted share for the three months ended February 29, 2012 were $0.05 per share versus a loss of $0.12 per share for the same quarter in 2011.

	For the Three Months Ended (Consolidated)
	February 29, 2012	February 28, 2011	Change
Net Sales	$6,312,000	$4,664,000	35.3%
Operating Income	$362,000	$(659,000)
Net Income	$193,000	$(485,000)
EPS (Basic)	$0.05	$(0.12)
EPS (Diluted)	$0.05	$(0.12)
Weighted Average Shares Outstanding:
Basic	4,028,852	4,010,068
Diluted	4,046,125	4,010,068

Net Sales: Our consolidated corporate sales for the three-month period ended February 29, 2012 were $6,312,000, compared to $4,664,000 during the same period in 2011, a $1,648,000 increase for the quarter, or 35.3%.  Art’s Way Manufacturing Co., Inc. and Art’s Way Scientific, Inc. increased their three-month revenue by 9.1% and 348.4%, respectively.  These increases were offset by a 41.4% decrease in revenue for Art’s Way Vessels, Inc. during this same time period.

Art’s Way Manufacturing, our agricultural products segment, had sales for the first fiscal quarter of $3,988,000, compared to $3,656,000 during the same period in 2011, an increase of $332,000, or 9.1%. Gross margin for the quarter ended February 29, 2012 was 26.3% compared to 16.3% for the same period in 2011.

Art’s Way Vessels, our pressurized tank segment, had sales for the first fiscal quarter of $330,000, compared to $563,000 for the same period in 2011, a 41.4% decrease.  Gross margin for the quarter ended February 29, 2012 was (12.6%), compared to (18.8%) for the same period in 2011.

Art’s Way Scientific, our modular buildings segment, had first fiscal quarter sales of $1,994,000, compared to $445,000 for the same period in 2011, an increase of $1,549,000, or 348.4%. During the first fiscal quarter of 2012, Art’s Way Scientific signed a $7.0 million contract to manufacture   twenty-four modular units.  The modular units are expected to be constructed over the course of approximately one year. In accordance with our accounting policy for revenue recognition, we expect to recognize revenue related to this contract as the work is performed. Gross margin for the quarter ended February 29, 2012 was 23.5% compared to (2.9%) for the same period in 2011.

Income: Consolidated operating income was $362,000 during the three months ended February 29, 2012 compared to an operating loss of $659,000 for the three months ended February 28, 2011.

Earnings per Share: We incurred a gain per basic and diluted share of $0.05 for the three months ended February 29, 2012 as compared to a loss per basic and diluted share of $0.12 for the three months ended February 28, 2011. The changes in earnings per share were primarily attributable to the changes to net income.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “These solid first quarter results reflect our continued growth in our core manufacturing business and Art’s Way Scientific securing contracts during the fourth quarter of fiscal 2011 and first quarter of 2012. The hard work and never give up attitude of the Scientific team has proved to be essential to our success in this quarter… and we expect ongoing revenue from the contracts procured this quarter in future quarters as well.

“The Company is heading into the balance of 2012 with strong momentum which we expect to allow us to deliver superior results and increased shareholder value.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466

jim@jdcreativeoptions.com

www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs regarding the growth of our manufacturing segment; (ii)  our expectations relating to contracts for our modular buildings segment; (iii) our belief regarding the future success of Art’s Way Scientific; (iv) our expected results in the remainder of fiscal 2012, and (v) our expected returns to shareholders, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, unexpected contract breaches by us or counter-parties, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, our ability to implement cost-management and production initiatives, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.  The company does not intend to update or publicly revise any forward-looking statement.

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